EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in Registration Statements (Form S-3: No. 333-132606 and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409 and 333-135696), of our reports dated May 8, 2008, July 31, 2008 and November 3, 2008 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

Boston, Massachusetts

November 3, 2008